Exhibit 99.1

Contact:	Investors: Cameron Hopewell - Managing Director, Investor Relations - (615) 263-3024 Financial Media: David Gutierrez, Dresner Corporate Services - (312) 780-7204

CORECIVIC REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

PROVIDES 2023 FULL YEAR GUIDANCE

BRENTWOOD, Tenn. – February 8, 2023 – CoreCivic, Inc. (NYSE: CXW) (the Company) announced today its financial results for the fourth quarter and full year 2022.

Financial Highlights – Full Year 2022

•	Total revenue of $1.85 billion

•	CoreCivic Safety revenue of $1.68 billion

•	CoreCivic Community revenue of $103.3 million

•	CoreCivic Properties revenue of $57.9 million

•	Net income of $122.3 million

•	Net income reflects $54.0 million of special items, including $57.1 million gain on the sale of our McRae Correctional Facility in Georgia, net of taxes, reflected in the third quarter of 2022

•	Diluted earnings per share of $1.03

•	Adjusted Diluted EPS of $0.57

•	Normalized FFO per diluted share of $1.39

•	Adjusted EBITDA of $315.7 million

Damon T. Hininger, CoreCivic’s President and Chief Executive Officer, said, “We are pleased to have closed out 2022 with another strong financial performance in a difficult environment, which allowed us to make meaningful progress towards the debt reduction goals we have set. We reduced our outstanding debt balance by over $287 million in 2022, and on February 1, 2023, we repaid in full the $154 million outstanding balance on our 4.625% Senior Notes originally scheduled to mature on May 1, 2023. Since announcing our updated capital allocation strategy in the summer of 2020, we have cut our overall debt in half, or by over $1 billion due to the strong and stable cash flows generated in the business. Having made significant progress on our debt reduction strategy, we began returning capital to shareholders during 2022 through a new share repurchase program. During the year we repurchased 6.6 million shares, representing over 5% of our outstanding shares, at a total cost of $74.5 million.

Hininger continued, “Our full year 2023 financial guidance reflects the positive impact from having substantially completed the transition to the previously announced contract with the state of Arizona at our 3,060-bed La Palma Correctional Center in Arizona, which was disruptive to earnings and cash flow during 2022. However, we expect a challenging labor market to continue in 2023, and we believe it is likely we will see a continuation of occupancy restrictions implemented during the COVID-19 pandemic, particularly by our federal government partners, at least for a meaningful portion of the year. We have increased staffing levels at certain facilities in anticipation of increased occupancy levels, and we are well positioned to accept additional residential populations as pandemic-related occupancy restrictions are removed. Despite these challenges, we are pleased that our 2023 financial guidance reflects normalized per share growth compared with 2022.”

5501 Virginia Way, Brentwood, Tennessee 37027, Phone: 615-263-3000

Fourth Quarter & Full Year 2022 Financial Results

Financial Highlights – Fourth Quarter 2022

•	Total revenue of $471.4 million

•	CoreCivic Safety revenue of $430.2 million

•	CoreCivic Community revenue of $27.0 million

•	CoreCivic Properties revenue of $14.2 million

•	Net Income of $24.4 million

•	Diluted earnings per share of $0.21

•	Adjusted Diluted EPS of $0.22

•	Normalized Funds From Operations per diluted share of $0.42

•	Adjusted EBITDA of $87.7 million

Fourth Quarter 2022 Financial Results Compared With Fourth Quarter 2021

Net income in the fourth quarter of 2022 totaled $24.4 million, or $0.21 per diluted share, compared with net income in the fourth quarter of 2021 of $28.0 million, or $0.23 per diluted share. Adjusted for special items, adjusted net income in the fourth quarter of 2022 was $25.0 million, or $0.22 per diluted share (Adjusted Diluted EPS), compared with adjusted net income in the fourth quarter of 2021 of $32.6 million, or $0.27 per diluted share. Special items for each period are presented in detail in the calculation of Adjusted Diluted EPS in the Supplemental Financial Information following the financial statements presented herein.

The decline in adjusted per share amounts was primarily the result of transitioning to the previously announced contract with the state of Arizona at our 3,060-bed La Palma Correctional Center in Arizona, the expiration of our contract with the Federal Bureau of Prisons (BOP) at the McRae Correctional Facility on November 30, 2022, and ongoing labor market pressures, including temporary incentives and above average wage inflation. We substantially completed the transition at the La Palma facility by the end of 2022. Despite the expiration of the contract with the BOP, our renewal rate on owned and controlled facilities remains high at 95% over the previous five years. We believe our renewal rate on existing contracts remains high due to a variety of reasons including the aged and constrained supply of available beds within the U.S. correctional system, our ownership of the majority of the beds we operate, the value our government partners place in the wide range of recidivism-reducing programs we offer to those in our care, and the cost effectiveness of the services we provide.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $87.0 million in the fourth quarter of 2022, compared with $97.0 million in the fourth quarter of 2021. Adjusted EBITDA was $87.7 million in the fourth quarter of 2022, compared with $103.2 million in the fourth quarter of 2021. Adjusted EBITDA decreased from the prior year quarter primarily due to the previously mentioned transition of offender populations at our La Palma Correctional Center, which resulted in a reduction in EBITDA of $9.1 million, and the expiration of our BOP contract at the McRae Correctional Facility in November 2022, which resulted in a reduction in EBITDA of $2.6 million from the fourth quarter of 2021 to the fourth quarter of 2022. We achieved higher

Fourth Quarter & Full Year 2022 Financial Results

staffing levels and incurred more in temporary incentive expenses than in the prior year quarter to attract and retain facility staff in the challenging labor market. We also incurred higher travel related expenses in order to augment staffing levels at multiple facilities. We believe these investments in staffing are preparing us to manage the increased number of residents we anticipate at our facilities once the remaining occupancy restrictions attributable to COVID-19 are removed. These reductions in EBITDA were partially offset by employee retention credits available under the Coronavirus Aid, Relief and Economic Security Act, or CARES Act.

Funds From Operations (FFO) was $48.8 million, or $0.42 per diluted share, in the fourth quarter of 2022, compared to $54.7 million, or $0.45 per diluted share, in the fourth quarter of 2021. Normalized FFO, which excludes special items, was $49.1 million, or $0.42 per diluted share, in the fourth quarter of 2022, compared with $57.8 million, or $0.48 per diluted share, in the fourth quarter of 2021. Normalized FFO was impacted by the same factors that affected Adjusted EBITDA.

Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO, and, where appropriate, their corresponding per share amounts, are measures calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles (GAAP). Please refer to the Supplemental Financial Information and the note following the financial statements herein for further discussion and reconciliations of these measures to net income, the most directly comparable GAAP measure.

Asset Dispositions and Assets Held for Sale

In December 2022, we completed the sale of our idled Oklahoma City Transitional Center, reported in our Community segment. The sale of this facility to a third party generated net sales proceeds of $0.9 million. The buyer intends to redevelop the property for an alternative use.

As of December 31, 2022, we held for sale two actively leased residential reentry facilities located in Philadelphia, Pennsylvania and reported in our Properties segment, and an idle residential reentry facility located in Denver, Colorado and reported in our Community segment. The facility in Denver is under a Purchase and Sale Agreement for a gross sales price of $1.3 million, which is expected to close in the second quarter of 2023. Based on the agreement, in the fourth quarter of 2022, we recognized an impairment charge of $0.7 million, based on its estimated net realizable value less costs to sell. Several third parties have expressed an interest in purchasing the facilities in Philadelphia, and we believe we will be able to sell these properties within the next twelve months. However, we have not yet reached a definitive agreement to sell the properties and can provide no assurance that we will complete the sale of either of these properties, which have a net book value of $5.8 million.

As previously disclosed, during the second quarter of 2022, we entered into an agreement with the Georgia Building Authority (GBA) to sell our 1,978-bed McRae Correctional Facility located in McRae, Georgia, and reported in our Safety segment, for a sale price of $130.0 million, generating net proceeds of $129.7 million. The sale was completed on August 9, 2022, resulting in a gain on sale of $77.5 million after transaction costs. We had a management contract with the BOP at the McRae facility that expired on November 30, 2022, and was not renewed. In connection with the

Fourth Quarter & Full Year 2022 Financial Results

sale, we entered into an agreement with the GBA to lease the facility through November 30, 2022, to allow us to fulfill our contractual obligations to the BOP. The McRae Correctional Facility converted to a facility owned and operated by the state of Georgia upon the termination of our lease with the GBA.

During the first three quarters of 2022, we also completed the sales of two additional residential reentry facilities located in California reported in our Properties segment, two residential reentry facilities located in Denver, Colorado and reported in our Community segment, and two parcels of undeveloped land located in California. We generated aggregate net proceeds from the sales of these real estate assets of $26.4 million.

Debt Repayments

During the year ended December 31, 2022, we reduced our debt balance by $287.4 million, or by $137.2 million net of the change in cash. In the fourth quarter of 2022, we purchased $12.8 million principal amount of our 4.625% Senior Notes in open market purchases at a discount to par, reducing the outstanding balance of the 4.625% Senior Notes to $153.8 million. The 4.625% Senior Notes were scheduled to mature on May 1, 2023. We repaid in full the outstanding principal balance of the 4.625% Senior Notes on February 1, 2023, using available cash on hand and capacity under our $250.0 million Revolving Credit Facility. During the fourth quarter of 2022, we also purchased $27.4 million principal amount of our 8.25% Senior Notes in open market purchases at a discount to par, reducing the outstanding balance of the 8.25% Senior Notes to $614.1 million. Following the repayment of the outstanding principal balance of the 4.625% Senior Notes on February 1, 2023, we have no other maturities until the 8.25% Senior Notes mature in April 2026.

Share Repurchases

On May 12, 2022, our Board of Directors approved a share repurchase program authorizing the Company to repurchase up to $150.0 million of our common stock. On August 2, 2022, our Board of Directors authorized an increase in our share repurchase program of up to an additional $75.0 million in shares of our common stock, or a total of up to $225.0 million. During 2022, we repurchased 6.6 million shares of our common stock at an aggregate purchase price of $74.5 million, excluding fees, commissions and other costs related to the repurchases.

We currently have $140.5 million remaining under the share repurchase program authorized by the Board of Directors following $10.0 million in additional repurchases so far in 2023. Additional repurchases of common stock will be made in accordance with applicable securities laws and may be made at management’s discretion within parameters set by the Board of Directors from time to time in the open market, through privately negotiated transactions, or otherwise. The share repurchase program has no time limit and does not obligate us to purchase any particular amount of our common stock. The authorization for the share repurchase program may be terminated, suspended, increased or decreased by our Board of Directors in its discretion at any time.

Fourth Quarter & Full Year 2022 Financial Results

2023 Financial Guidance

Based on current business conditions, we are providing the following financial guidance for the full year 2023:

Full Year 2023
• Net income	$58.0 million to $75.0 million
• Diluted EPS	$0.50 to $0.65
• FFO per diluted share	$1.35 to $1.50
• EBITDA	$298.5 million to $313.5 million

During 2023, we expect to invest $64.0 million to $67.0 million in capital expenditures, consisting of $36.0 million to $37.0 million in maintenance capital expenditures on real estate assets, $25.0 million to $26.0 million for maintenance capital expenditures on other assets and information technology, and $3.0 million to $4.0 million for other capital investments.

Supplemental Financial Information and Investor Presentations

We have made available on our website supplemental financial information and other data for the fourth quarter of 2022. Interested parties may access this information through our website at http://ir.corecivic.com/ under “Financial Information” of the Investors section. We do not undertake any obligation and disclaim any duties to update any of the information disclosed in this report.

Management may meet with investors from time to time during the first quarter of 2023. Written materials used in the investor presentations will also be available on our website beginning on or about February 20, 2023. Interested parties may access this information through our website at http://ir.corecivic.com/ under “Events & Presentations” of the Investors section.

Conference Call, Webcast and Replay Information

We will host a webcast conference call at 10:00 a.m. central time (11:00 a.m. eastern time) on Thursday, February 9, 2023, which will be accessible through the Company’s website at www.corecivic.com under the “Events & Presentations” section of the “Investors” page.

To participate via telephone and join the call live, please register in advance here https://register.vevent.com/register/BId87fe936f05a41fa8057f46bf4310550. Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a unique passcode.

Fourth Quarter & Full Year 2022 Financial Results

About CoreCivic

CoreCivic is a diversified, government-solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. We provide a broad range of solutions to government partners that serve the public good through high-quality corrections and detention management, a network of residential and non-residential alternatives to incarceration to help address America’s recidivism crisis, and government real estate solutions. We are the nation’s largest owner of partnership correctional, detention and residential reentry facilities, and believe we are the largest private owner of real estate used by government agencies in the United States. We have been a flexible and dependable partner for government for 40 years. Our employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good. Learn more at www.corecivic.com.

Forward-Looking Statements

This press release contains statements as to our beliefs and expectations of the outcome of future events that are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) changes in government policy, legislation and regulations that affect utilization of the private sector for corrections, detention, and residential reentry services, in general, or our business, in particular, including, but not limited to, the continued utilization of our correctional and detention facilities by the federal government, including as a consequence of the United States Department of Justice, or DOJ, not renewing contracts as a result of President Biden’s Executive Order on Reforming Our Incarceration System to Eliminate the Use of Privately Operated Criminal Detention Facilities, or the Private Prison EO, impacting utilization primarily by the BOP and the United States Marshals Service, and the impact of any changes to immigration reform and sentencing laws (our company does not, under longstanding policy, lobby for or against policies or legislation that would determine the basis for, or duration of, an individual’s incarceration or detention); (ii) our ability to obtain and maintain correctional, detention, and residential reentry facility management contracts because of reasons including, but not limited to, sufficient governmental appropriations, contract compliance, negative publicity and effects of inmate disturbances; (iii) changes in the privatization of the corrections and detention industry, the acceptance of our services, the timing of the opening of new facilities and the commencement of new management contracts (including the extent and pace at which new contracts are utilized), as well as our ability to utilize available beds; (iv) general economic and market conditions, including, but not limited to, the impact governmental budgets can have on our contract renewals and renegotiations, per diem rates, and occupancy; (v) fluctuations in our operating results because of, among other things, changes in occupancy levels; competition; contract renegotiations or terminations; inflation and other increases in costs of operations, including a continuing rise in labor costs; fluctuations in interest rates and risks of operations; (vi) the duration of the federal government’s denial of entry at the United States southern border to asylum-seekers and anyone crossing the southern border without proper documentation or authority in an effort to contain the spread of COVID-19, a policy known as Title 42 (Title 42 is subject to ongoing litigation, the outcome of which is unclear. Most recently, on December 27, 2022, the Supreme Court granted a stay on the cessation of Title 42, while it considers an appeal by a group of states to continue the expulsions.); (vii) our ability to successfully identify and consummate future development and acquisition opportunities and realize projected returns resulting therefrom; (viii) our ability to have met and maintained

Fourth Quarter & Full Year 2022 Financial Results

qualification for taxation as a REIT for the years we elected REIT status; and (ix) the availability of debt and equity financing on terms that are favorable to us, or at all. Other factors that could cause operating and financial results to differ are described in the filings we make from time to time with the Securities and Exchange Commission.

CoreCivic takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.

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Fourth Quarter & Full Year 2022 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	December 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$149,401	$299,645
Restricted cash	12,764	11,062
Accounts receivable, net of credit loss reserve of $8,008 and $7,931, respectively	312,435	282,809
Prepaid expenses and other current assets	32,134	26,872
Assets held for sale	6,936	6,996

Total current assets	513,670	627,384
Real estate and related assets:
Property and equipment, net of accumulated depreciation of $1,716,283 and $1,657,709, respectively	2,176,098	2,283,256
Other real estate assets	208,181	218,915
Goodwill	4,844	4,844
Other assets	341,976	364,539

Total assets	$3,244,769	$3,498,938

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$285,226	$305,592
Current portion of long-term debt	165,525	35,376

Total current liabilities	450,751	340,968
Long-term debt, net	1,084,858	1,492,046
Deferred revenue	22,590	27,551
Non-current deferred tax liabilities	99,618	88,157
Other liabilities	154,544	177,748

Total liabilities	1,812,361	2,126,470

Commitments and contingencies
Preferred stock – $0.01 par value; 50,000 shares authorized; none issued and outstanding at December 31, 2022 and 2021, respectively	—	—
Common stock – $0.01 par value; 300,000 shares authorized; 114,988 and 120,285 shares issued and outstanding at December 31, 2022 and 2021, respectively	1,150	1,203
Additional paid-in capital	1,807,689	1,869,955
Accumulated deficit	(376,431)	(498,690)

Total stockholders’ equity	1,432,408	1,372,468

Total liabilities and stockholders’ equity	$3,244,769	$3,498,938

Fourth Quarter & Full Year 2022 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2022	2021	2022	2021
REVENUE:
Safety	$430,247	$432,785	$1,684,035	$1,693,968
Community	26,994	25,313	103,263	99,435
Properties	14,169	14,007	57,873	68,934
Other	23	28	158	279

	471,433	472,133	1,845,329	1,862,616

EXPENSES:
Operating
Safety	326,095	309,948	1,313,567	1,236,938
Community	22,485	20,059	86,016	81,610
Properties	3,121	2,832	13,682	18,155
Other	268	80	527	362

Total operating expenses	351,969	332,919	1,413,792	1,337,065
General and administrative	34,892	38,412	127,700	135,770
Depreciation and amortization	31,688	33,951	127,906	134,738
Shareholder litigation expense	—	—	1,900	54,295
Asset impairments	879	2,027	4,392	11,378

	419,428	407,309	1,675,690	1,673,246

OTHER INCOME (EXPENSE):
Interest expense, net	(19,593)	(23,239)	(84,974)	(85,542)
Expenses associated with debt repayments and refinancing transactions	(489)	(4,112)	(8,077)	(56,279)
Gain on sale of real estate assets, net	579	—	87,728	38,766
Other income (expense)	52	(105)	986	(212)

INCOME BEFORE INCOME TAXES	32,554	37,368	165,302	86,103
Income tax expense	(8,117)	(9,331)	(42,982)	(137,999)

NET INCOME (LOSS)	$24,437	$28,037	$122,320	$(51,896)

BASIC EARNINGS (LOSS) PER SHARE	$0.21	$0.23	$1.03	$(0.43)

DILUTED EARNINGS (LOSS) PER SHARE	$0.21	$0.23	$1.03	$(0.43)

Fourth Quarter & Full Year 2022 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF ADJUSTED NET INCOME AND ADJUSTED DILUTED EPS

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income (loss)	$24,437	$28,037	$122,320	$(51,896)

Special items:
Expenses associated with debt repayments and refinancing transactions	489	4,112	8,077	56,279
Expenses associated with COVID-19	—	—	—	2,434
Income taxes associated with change in corporate tax structure and other special tax items	—	—	—	114,249
Gain on sale of real estate assets, net	(579)	—	(87,728)	(38,766)
Shareholder litigation expense	—	—	1,900	54,295
Asset impairments	879	2,027	4,392	11,378
Income tax expense (benefit) for special items	(205)	(1,533)	19,338	(21,227)

Adjusted net income	$25,021	$32,643	$68,299	$126,746

Weighted average common shares outstanding – basic	114,982	120,285	118,199	120,192
Effect of dilutive securities:
Restricted stock-based awards	1,274	933	899	531
Non-controlling interest – operating partnership units	—	—	—	952

Weighted average shares and assumed conversions - diluted	116,256	121,218	119,098	121,675

Adjusted Diluted EPS	$0.22	$0.27	$0.57	$1.04

Fourth Quarter & Full Year 2022 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF FUNDS FROM OPERATIONS AND NORMALIZED FUNDS FROM OPERATIONS

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income (loss)	$24,437	$28,037	$122,320	$(51,896)
Depreciation and amortization of real estate assets	24,092	25,176	96,917	98,738
Impairment of real estate assets	879	2,027	4,392	3,335
Gain on sale of real estate assets, net	(579)	—	(87,728)	(38,766)
Income tax expense for special items	(78)	(506)	21,995	8,785

Funds From Operations	$48,751	$54,734	$157,896	$20,196
Expenses associated with debt repayments and refinancing transactions	489	4,112	8,077	56,279
Expenses associated with COVID-19	—	—	—	2,434
Income taxes associated with change in corporate tax structure and other special tax items	—	—	—	114,249
Shareholder litigation expense	—	—	1,900	54,295
Goodwill and other impairments	—	—	—	8,043
Income tax benefit for special items	(127)	(1,027)	(2,657)	(30,012)

Normalized Funds From Operations	$49,113	$57,819	$165,216	$225,484

Funds From Operations Per Diluted Share	$0.42	$0.45	$1.33	$0.17

Normalized Funds From Operations Per Diluted Share	$0.42	$0.48	$1.39	$1.85

Fourth Quarter & Full Year 2022 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF EBITDA AND ADJUSTED EBITDA

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income (loss)	$24,437	$28,037	$122,320	$(51,896)
Interest expense	22,712	25,700	95,851	95,565
Depreciation and amortization	31,688	33,951	127,906	134,738
Income tax expense	8,117	9,331	42,982	137,999

EBITDA	$86,954	$97,019	$389,059	$316,406
Expenses associated with debt repayments and refinancing transactions	489	4,112	8,077	56,279
Expenses associated with COVID-19	—	—	—	2,434
Gain on sale of real estate assets, net	(579)	—	(87,728)	(38,766)
Shareholder litigation expense	—	—	1,900	54,295
Asset impairments	879	2,027	4,392	11,378

Adjusted EBITDA	$87,743	$103,158	$315,700	$402,026

Fourth Quarter & Full Year 2022 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

GUIDANCE — CALCULATION OF FUNDS FROM OPERATIONS & EBITDA

	For the Year Ending December 31, 2023
	Low End of Guidance	High End of Guidance
Net income	$58,000	$75,000
Depreciation and amortization of real estate assets	98,250	98,750

Funds From Operations	$156,250	$173,750

Diluted EPS	$0.50	$0.65

FFO per diluted share	$1.35	$1.50

Net income	$58,000	$75,000
Interest expense	86,250	85,250
Depreciation and amortization	130,000	130,000
Income tax expense	24,250	23,250

EBITDA	$298,500	$313,500

Fourth Quarter & Full Year 2022 Financial Results

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION

Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO, and, where appropriate, their corresponding per share metrics are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its properties and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis that is used by management.

FFO, in particular, is a widely accepted non-GAAP supplemental measure of performance of real estate companies, grounded in the standards for FFO established by the National Association of Real Estate Investment Trusts (NAREIT). NAREIT defines FFO as net income computed in accordance with GAAP, excluding gains (or losses) from sales of property and extraordinary items, plus depreciation and amortization of real estate and impairment of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures calculated to reflect funds from operations on the same basis. As a company with extensive real estate holdings, we believe FFO and FFO per share are important supplemental measures of our operating performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs and other real estate operating companies, many of which present FFO and FFO per share when reporting results. EBITDA, Adjusted EBITDA, and FFO are useful as supplemental measures of performance of the Company’s properties because such measures do not take into account depreciation and amortization, or with respect to EBITDA, the impact of the Company’s tax provisions and financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s properties, management believes that assessing performance of the Company’s properties without the impact of depreciation or amortization is useful. The Company may make adjustments to FFO from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary or ordinary component of the ongoing operations of the Company. Normalized FFO excludes the effects of such items. The Company calculates Adjusted Net Income by adding to GAAP Net Income expenses associated with the Company’s debt repayments and refinancing transactions, and certain impairments and other charges that the Company believes are unusual or non-recurring to provide an alternative measure of comparing operating performance for the periods presented.

Other companies may calculate Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO differently than the Company does, or adjust for other items, and therefore comparability may be limited. Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO and, where appropriate, their corresponding per share measures are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.

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